EXHIBIT 99.1

NEWS	CONTACT: Murray H. Gross, President & CEO
U.S. Home Systems, Inc.
214.488.6300 mgross@ushomesystems.com

Terri MacInnis, Dir. of Investor Relations
Bibicoff & Associates, Inc.
818.379.8500 terrimac@pacbell.net

U.S. HOME SYSTEMS AND RENEWAL BY ANDERSEN CORPORATION

AGREE TO TERMINATION OF RETAILER AGREEMENT

DALLAS, TX., NOV. 12, 2004 — U.S. Home Systems, Inc. (NasdaqNMS: USHS) today announced that, effective December 31, 2004, the Company and Renewal by Andersen Corporation have mutually agreed to terminate their 2001 retailer agreement. Under that agreement, the Company was the exclusive retailer of Renewal by Andersen® brand window and patio door products in the Los Angeles market. The agreement was scheduled to expire on December 31, 2006.

For the year ended December 31, 2003 and the nine-month period ended September 30, 2004, revenues from the sale and installation of Renewal by Andersen products accounted for approximately six percent or $4,611,000 and $4,213,000, respectively, of the Company’s home improvement revenues during each period.

Murray H. Gross, President and CEO of USHS, said that, “Although we have been satisfied with our relationship with Renewal by Andersen, we do not believe that the sale and installation of Renewal by Andersen window and patio doors in a single market is compatible with our current business and long-term growth strategy. Since October 2003, our home improvement operations have focused on an aggressive expansion of our operations with The Home Depot.”

Gross continued, “The Company’s current business strategy is to become a principal vendor of kitchen and bath refacing products and wood decks to The Home Depot stores in designated markets. For the remainder of 2004 and during 2005 we intend to concentrate our efforts and to allocate the Company’s personnel and capital resources to continue the expansion of the rollout of our wood decks and kitchen and bath refacing products and installation services in designated The Home Depot stores. By the end of 2005, we anticipate that our wood deck products and services will be available in approximately 485 The Home Depot stores and our kitchen and bath refacing products and installation services will be offered in approximately 395 stores. We believe that in 2005 the Company will achieve a sufficient increase in revenues through the expansion of its product distribution into new The Home Depot markets to offset the decreased revenues resulting from the termination of the Renewal by Andersen agreement,” concluded Gross.

Exhibit 99.1 – Page 1

USHS AND RbA MUTUALLY TERMINATE RETAILER AGREEMENT     PAGE TWO

About U.S. Home Systems, Inc.

U.S. Home Systems, Inc. (www.ushomesystems.com) manufactures or procures, designs, sells and installs custom quality specialty home improvement products and provides financing services to customers of residential contractors throughout the United States. The Company’s home improvement products are marketed directly to consumers through a variety of media sources under nationally recognized brands, including The Home Depot® Cabinet Refacing, Century 21 Home Improvement, and under our brands, Facelifters and USA Deck-Designer Deck. The Company’s product lines include replacement kitchen cabinetry, kitchen cabinet refacing and countertop products utilized in kitchen remodeling, bathroom refacing and related products utilized in bathroom remodeling, wood decks and related accessories, replacement windows and patio doors. The Company manufactures its own cabinet refacing products, bathroom cabinetry and wood decks. The Company’s consumer financing business purchases retail installment obligations from residential remodeling contractors throughout the United States, including contracts originated by our own home improvement operations.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on a number of assumptions, including expectations for continued market growth and anticipated revenue levels. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. The Company’s ability to continue to grow sales and to expand geographically and through new products and acquisitions will be key to its success in the future. If the industry’s or the Company’s performance differs materially from these assumptions or estimates, U.S. Home Systems’ actual results could vary significantly from the estimated performance reflected in any forward-looking statements.

11/12/04                                                                              # # #

Exhibit 99.1 – Page 2